Calculation of Filing Fee Tables
S-8
PEABODY ENERGY CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	3,000,000	$ 21.55	$ 64,650,000.00	0.0001381	$ 8,928.16
Total Offering Amounts:						$ 64,650,000.00		$ 8,928.16
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,928.16
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of common stock of Peabody Energy Corporation, par value $0.01 per share (the "Common Stock"), that may be offered or issued under the Peabody Energy Corporation 2026 Incentive Plan as a result of a stock split, stock dividend or similar transaction. Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices per share for the Common Stock as reported on the New York Stock Exchange on August 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources